EXHIBIT 2

                                  PRESS RELEASE

                                                          CONTACT:Ross M. Patten
                                                                   CEO, Chairman
                                                                  (713) 369-1700
      FOR IMMEDIATE RELEASE:  MARCH 3, 1999


                     SYNAGRO ANNOUNCES MICHIGAN ACQUISITION

      HOUSTON, TEXAS, MARCH 3, 1999 --- SYNAGRO TECHNOLOGIES, INC. (NASDAQ
      SMALLCAP: SYGR), the leading consolidator of the organic residuals management industry, today announced the closing of the acquisition of National Resource Recovery, Inc. (NRR). NRR is a leading biosolids management company in the state of Michigan, transporting and land applying approximately 140 million gallons of liquid biosolids annually.

      James Rosendall, Jr., a former owner of NRR, will serve as Synagro's Regional Vice President of Market Development. Mr. Rosendall noted that "Synagro brings both the expertise and capital to expand NRR's regional presence. The synergies of the merger will enhance NRR's ability to provide both municipal and private-sector clients with complete and cost-effective biosolids management solutions."

      "We are very excited about this new addition to our existing Michigan presence. NRR and Michigan Organic Resources will serve as a very strong platform for growth in the region," said Ross M. Patten, Synagro's Chairman and Chief Executive Officer.

      The merger will be accounted for as a pooling of interests. Other terms of the transaction were not disclosed. NRR is expected to add approximately $4 million to Synagro's current annualized revenue run rate of $44 million and is expected to be accretive to Synagro's 1999 earnings.

      Synagro is the largest publicly traded company focused exclusively on organic residuals management services, and has operations located throughout the country. In addition to pursuing acquisitions in key markets, the company plans to expand its internal growth and profitability through increasing its bid contract business in established markets and by pursuing new, emerging markets that complement its existing biosolids infrastructure.

      THIS PRESS RELEASE CONTAINS CERTAIN FORWARD-LOOKING STATEMENTS, WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995, WHICH INVOLVE KNOWN AND UNKNOWN RISKS, UNCERTAINTIES OR OTHER FACTORS NOT UNDER THE COMPANY'S CONTROL WHICH MAY CAUSE THE ACTUAL RESULTS, PERFORMANCE OR ACHIEVEMENT OF THE COMPANY TO BE MATERIALLY DIFFERENT FROM THE RESULTS, PERFORMANCE OR OTHER EXPECTATIONS IMPLIED BY THESE FORWARD-LOOKING STATEMENTS. THESE FACTORS INCLUDE, BUT ARE NOT LIMITED TO, (1) THE ABILITY TO FIND, TIMELY CLOSE, AND INTEGRATE ACQUISITIONS, (2) CHANGES IN ACCOUNTING PRACTICES AND TREATMENT FOR ACQUISITIONS, (3) UNSEASONABLE WEATHER, (4) CHANGES IN GOVERNMENT REGULATIONS, AND (5) THE ABILITY TO ACCESS DEBT AND EQUITY FINANCING WHEN NEEDED. OTHER FACTORS ARE DISCUSSED IN THE COMPANY'S PERIODIC FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION.


                               Exhibit 2 - Page 1